Exhibit 99.1

     PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS, INC. ANNOUNCES
AGREEMENT TO PURCHASE WESTERN WAFFLES, LTD.

St. Louis, MO, October 11, 2005 . . . Ralcorp Holdings, Inc. (NYSE: RAH) today announced that it has signed a definitive agreement to purchase Western Waffles, Ltd., a Canadian based manufacturer of private label frozen griddle products. Western Waffles’ product offerings include frozen toaster waffles, which represent 90% of its total revenues, pancakes and French toast. Western Waffles has three manufacturing facilities in Canada and approximately 370 employees. For the year ended December 31, 2004, Western Waffles had net sales of $75 million dollars (USD) throughout the U.S. and Canada. Approximately 80% of its sales are in U.S. retail and mass merchandise channels. Terms of the transaction have not been disclosed.

The transaction is expected to close on or before November 15, 2005 subject to the customary conditions, including normal regulatory approvals. Ralcorp will finance the acquisition primarily through borrowings under its existing $150 million committed revolving credit facility.

As a result of the transaction, Western Waffles will become a wholly owned subsidiary of Ralcorp. The acquisition of Western Waffles will allow Ralcorp to enter the private label frozen griddle products category. Presently, Ralcorp’s product offering in frozen griddle products consists of a variety of branded frozen griddle products sold primarily in the food service channels. Western Waffles and its facilities will become an important part of Ralcorp’s Frozen Bakery Products segment.

Kevin J. Hunt, Co-Chief Executive Officer and President of Ralcorp Holdings, Inc., said, "We are pleased to have the opportunity to add Western Waffles frozen griddle products to our existing frozen bakery products platform. Ralcorp is looking forward to operating the Canadian facilities as a key part of Ralcorp's private label product offerings. Western Waffles’ products are a great fit for Bakery Chef and will complement Bakery Chef’s existing sales of high quality frozen griddle products."

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurant and food service customers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits; and other frozen pre-baked products such as breads and muffins. In addition, Ralcorp holds an interest of approximately 21 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.

# # #